       Exhibit 99.1

CONTACT:

    Investor Relations

    Ph. (203) 669-3191

    ir@jetblue.com

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JETBLUE AIRWAYS NAMES DAVE BARGER PRESIDENT AND CHIEF
EXECUTIVE OFFICER; FOUNDER DAVID NEELEMAN WILL
CONTINUE TO SERVE AS CHAIRMAN OF THE BOARD

NEW YORK, May 10, 2007 (PRIME NEWSWIRE) -- JetBlue Airways (Nasdaq:JBLU) announces the appointment of Dave Barger to the position of Chief Executive Officer, effective immediately. In addition, Mr. Barger retains his responsibilities as President. David Neeleman, JetBlue's founder and Chief Executive Officer since 1998, will serve JetBlue as non-executive Chairman of the Board.

"This is a natural evolution of our leadership structure as JetBlue continues to grow," Mr. Neeleman said. "As Chairman of the Board of Directors, I will focus on developing JetBlue's long-term vision and strategy, and how we can continue to be a preferred product in a commodity business."

"I am honored to serve JetBlue in this capacity, and I thank David for his leadership," Mr. Barger said. "The strength of JetBlue has always been our crewmembers. We believe that when we take care of our people, and make sure they have the right tools and resources, customers will choose us first every time. I look forward to a very bright future for our crewmembers, our customers and our shareholders."

Mr. Neeleman founded JetBlue as Chief Executive Officer in 1998 and became Chairman of the Board of Directors in 2002. Mr. Barger joined JetBlue in August 1998 as President and Chief Operating Officer. The airline first took to the skies in February 2000. Since then, the low-fare airline based in New York's John F. Kennedy International Airport has grown to 52 destinations with more than 575 daily flights.

New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue is now pleased to offer customers the most legroom throughout coach (based on average fleet-wide seat pitch for U.S. airlines). JetBlue is also America's first and only airline to offer its own Customer Bill of Rights, with meaningful compensation for customers inconvenienced by service disruptions within JetBlue's control. Visit www.jetblue.com/promise for details. JetBlue serves 52 cities with up to 575 daily flights. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit www.jetblue.com.

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JetBlue's 36 channels of DIRECTV(r) service is not available on flights outside the continental United States; however, where applicable, FOX InFlight(tm) is offered complimentary on these routes. FOX InFlight(tm) is a trademark of Twentieth Century Fox Film Corporation. JetBlue's in-flight entertainment is powered by LiveTV, a wholly owned subsidiary of JetBlue.

The JetBlue logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=795

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2006 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.